UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2012

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments

On May 29, 2012, Sunrise Senior Living Services, Inc. (“SSLSI”) and Sunrise Continuing Care, LLC (“SCC”), both of which are subsidiaries of Sunrise Senior Living, Inc. (the “Company”), entered into an Operations Transfer Agreement (the “Agreement”) with SPTMRT Properties Trust (the “Landlord”), SNH SE Tenant TRS, Inc. and FVE Managers, Inc., an affiliate of Five Star Quality Care, Inc. The Agreement provides for, among other things, the early termination of leases on ten senior living facilities leased from Landlord by SSLSI or SCC that were previously scheduled to terminate effective December 31, 2013. In connection with the early termination of the leases pursuant to the Agreement, Sunrise will take an impairment charge in the second quarter of 2012 of approximately $16 million to the book value of leasehold improvements and furniture, fixtures and equipment at the 10 communities.

Item 8.01.	Other Events

As described in the Company’s Form 10-Q for the quarter ended March 31, 2012, the Company and other parties affiliated with the Company are named defendants in two legal actions by Five Star Quality Care, Inc. (“Five Star”) and its subsidiaries. On May 29, 2012, the parties signed a Settlement Agreement and Release pursuant to which the Company has made a cash payment of $4.0 million to Five Star to settle and dismiss the lawsuits.

A copy of the Company’s press release regarding the Agreement and the settlement with Five Star is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit 99.1	Press Release issued by Sunrise Senior Living, Inc. on May 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: June 1, 2012	By:	/s/ C. Marc Richards
Name: C. Marc Richards

3